Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (to be filed on August 4, 2026) on Form S-3 Amendment No.1 (File No.333-297324) with the U.S. Securities and Exchange Commission of Quanome Technologies, Inc. (formerly known as Lakeside Holding Ltd.) and its subsidiaries (the “Company”) of our report dated October 14, 2025, relating to our audits of the consolidated financial statements as of June 30, 2025 and 2024, and for each of the years in the two-year period ended June 30, 2025, which appears in the Company’s Annual Report on Form 10-K for the year ended June 30, 2025.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

August 4, 2026

999 18th Street, Suite 3000, Denver, CO, 80202 USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us